Eagle Bulk Shipping Inc. Announces Fleet Scrubber Initiative
Up to 37 ships to be retrofitted

STAMFORD, Connecticut., September 4, 2018 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk” or the “Company”) announced today that it has entered into a series of agreements (the “Agreements”) for the purchase of up to 37 exhaust gas cleaning systems (“scrubbers”) which are to be retrofitted on vessels within its fleet.
The Agreements are comprised of firm orders for 19 scrubbers and up to an additional 18 units, at the Company’s option. The projected cost, including installation, is approximately USD 2 million per scrubber system. The Company intends to complete the retrofit of all 19 vessels prior to the January 1, 2020 implementation date of the new sulphur emission cap regulation, as set forth by the International Maritime Organization (“IMO”).
Eagle Bulk, in partnership with a global engineering firm, has developed a scrubber installation program whereby a significant amount of the required retrofit work will be carried out onboard the vessels while at sea and trading, thereby reducing off-hire time as compared with a typical shipyard installation.
Gary Vogel, Eagle Bulk's CEO, commented, “Today’s announcement is the culmination of significant work and analysis, and we are excited to be able to position ourselves to not only meet the forthcoming sulphur emission regulations, but also to realize the economic advantage we believe scrubbers will provide. Additionally, we are confident that Eagle Bulk’s active owner-operator model will ensure that we can effectively maximize the returns on this investment and technology.”
Members of Eagle Bulk’s senior management team will host a teleconference and webcast tomorrow, Wednesday, September 5th, 2018 at 8:30 a.m. ET to discuss the Company’s scrubber initiative and the IMO sulphur emissions regulation.
To participate in the teleconference, investors and analysts are invited to call +1 844-282-4411 in the U.S., or +1 512-900-2336 outside of the U.S., and reference participant code 6896257. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.
A replay will be available following the call from 11:30 AM ET on September 5, 2018 until 11:30 AM ET on September 14, 2018. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 6896257.

About Eagle Bulk Shipping Inc.
Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.
For further information, please visit our website: www.eagleships.com.
Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Rose & Company
Tel. +1 212-359-2228